Exhibit 99

FOR IMMEDIATE RELEASE

TARGET CORPORATION REPORTS SEPTEMBER SALES RESULTS

MINNEAPOLIS, October 8, 2009 -- Target Corporation (NYSE:TGT) today reported that its net retail sales for the five weeks ended October 3, 2009 were $5,392 million, an increase of 1.3 percent from $5,320 million for the five weeks ended October 4, 2008. On this same basis, September comparable-store sales decreased 1.7 percent.

“Sales for the month of September exceeded our expectations as the trend in our comparable transactions continued to improve,” said Gregg Steinhafel, chairman, president and chief executive officer of Target Corporation. “As a result of stronger-than-expected retail segment EBIT margin combined with this improved sales trend, we expect our third quarter EPS performance to exceed the current median FirstCall estimate of 43 cents. In addition, we continue to experience credit card segment results in line with our expectations. While our outlook for the third quarter has improved, we remain cautious in our expectations for fourth quarter results in both of our business segments.”  Earnings per share figures refer to diluted earnings per share.

	Sales	Total Sales	Comparable Stores % Change
	(millions)	% Change	This Year	Last Year
September	$5,392	1.3	(1.7)	(3.0)

Quarter-to-date	$10,248	0.7	(2.3)	(2.6)

Year-to-date	$39,176	(0.7)	(4.3)	(1.1)

Target’s current sales disclosure practice includes a sales recording on the day of the monthly sales release. Consistent with this practice, a new message was recorded earlier today. The next sales recording is expected to be issued on Thursday, November 5, 2009. These recordings may be accessed by calling 612-761-6500.

Target Corporation’s retail segment includes large general merchandise and food discount stores and Target.com, a fully integrated on-line business. In addition, the company operates a credit card segment that offers branded proprietary and Visa credit card products. The company currently operates 1,743 Target stores in 49 states.

The statement on expected earnings per share is a forward-looking statement within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date they are made and are subject to risks and uncertainties which could cause the company’s actual results to differ materially.  The most important risks and uncertainties are described in Item 1A of the company’s Form 10-K for the fiscal year ended January 31, 2009.

Target Corporation news releases are available at www.target.com.

Contact:	John Hulbert (Investors)	Eric Hausman (Financial Media)
	(612) 761-6627	(612) 761-2054

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